UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2005

Summit Bank Corporation

(Exact name of registrant as specified in its charter)

Georgia	0-21267	58-1722476
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4360 Chamblee-Dunwoody Road, Atlanta, GA

30341

(Address of principal executive offices)		(Zip Code)

(770) 454-0400
(Registrant's telephone number, including area code)

__________________________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

…  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

…  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

…  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act   (17CFR240.14d-2 (b))

…  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 2.02                    Results of Operations and Financial Condition.

            On April 26, 2005, Summit Bank Corporation (the "Company") issued a press release regarding its financial results for the quarter ended March 31, 2005.  The Company's press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

            The information in this Current Report on Form 8-K and the Exhibit attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing.

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 27, 2005

SUMMIT BANK CORPORATION

By: /s/ Pin Pin Chau
Pin Pin Chau
Chief Executive Officer and
Acting Chief Financial Officer

EXHIBIT INDEX

No.

Description

99.1	Press Release dated April 26, 2005.

EXHIBIT 99.1

SUMMIT BANK CORPORATION (Nasdaq: SBGA) FOR IMMEDIATE RELEASE	Contact: Pin Pin Chau pchau@summitbk.com
770-454-0400

SUMMIT BANK CORPORATION ANNOUNCES FIRST QUARTER EARNINGS

            April 26, 2005 - (Atlanta, GA) - Summit Bank Corporation (SBGA), parent company of The Summit National Bank, announces first quarter 2005 earnings of $1,306,000 compared to $1,321,000 for the same period last year.  Earnings were essentially flat largely due to increased expenses related to the expansion of the Bank's infrastructure over the past year which offset increases in net interest income and international banking service fees during the quarter. Since March of 2004, Summit has opened one full-service branch office (Q1 2005), opened one limited-service branch office (Q2 2004) and relocated one full-service branch office (Q4 2004).  Net earnings per share (diluted) for first quarter 2005 were $.23, flat compared to first quarter 2004.

            Total assets increased to $522 million at March 31, 2005, up 7% from $490 million at March 31, 2004.  However, total assets have declined from a record high at year-end 2004 of $548 million due to de-leveraging of the balance sheet which reduced short-term federal funds sold and wholesale borrowings.  Total loans grew 3% over the trailing twelve months for a total of $335 million at March 31, 2005, although they declined $4 million from year-end 2004.  Non-performing assets consists of one OREO for $1.5 million which is currently under contract and is expected to close in Q2 without loss.  The remainder consists of several loans fully guaranteed by the Small Business Administration.

The investment security portfolio also increased 11% to $144 million at March 31, 2005 compared to March 31, 2004.  Deposits grew 13% to $435 million at the end of the current quarter compared to the end of first quarter 2004 and were basically flat compared to total deposits at December 31, 2004.  Much of this growth was reflected in noninterest-bearing deposits.

A rising interest rate environment has been the key to increased net interest income which was $4,962,000 for the first quarter of 2005, an increase of 8% over first quarter 2004.  The Bank's commercial loan portfolio consists primarily of floating rate loans.

            Fees from international banking services showed significant improvement during the current quarter with a total of $406,000 compared to $286,000 for first quarter 2004, an increase of 42%.  The increase was attributed to growth in the customer base and increased transaction volume of import letters of credit for domestic customers.  Total noninterest income was $1,007,000 for first quarter 2005, essentially unchanged compared to $1,060,000 in first quarter last year which included securities gains of $128,000 while this quarter included gains on securities sales of $3,000.

            Noninterest expenses increased to $3,873,000 in first quarter 2005 compared to $3,218,000 in the same period a year earlier.  The 20% increase was due to increases related to infrastructure, namely human resources and branch facilities.  The largest increase in noninterest expenses, $326,000, was due to increased salaries and benefits comparing the first quarter this year to the prior year.  While staffing for new branches, risk management and compliance functions, as well as normal salary adjustments, contributed to this increase, approximately $100,000 was due to a one-time salary expense related to a change in the Bank's payroll payment policy in conjunction with the adoption of a new payroll system.

            Chief Executive Officer, Pin Pin Chau, said, "We believe that Summit is better positioned for future growth by the expansion of our infrastructure.  We continue to see a reasonably good volume of loan requests.  However, our challenge and our charge, in the current cycle of margin compression and intense pricing competition within the banking industry, particularly in the markets in which Summit operates, is to strike the proper balance between discipline and competitiveness, risks and rewards, and income and growth."

            Summit Bank Corporation is the parent company of The Summit National Bank, a nationally chartered full-service community bank specializing in the small business and international trade finance markets.  It currently operates six branches in the metropolitan Atlanta area and two in the South Bay area of San Francisco, California.  Summit maintains a Representative Office in Shanghai, China.

            This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Summit's operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects," or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced Summit's assumptions, but that are beyond Summit's control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the international, national and local business environments and securities markets, (iv) adverse changes in the regulatory requirements affecting Summit, (v) greater competitive pressures among financial institutions in Summit's markets and (vi) greater loan losses than historic levels.  Additional information and other factors that could affect future financial results are included in Summit's filings with the Securities and Exchange Commission.

	Summit Bank Corporation (SBGA)
	Selected Financial Information
	March 31, 2005
(In thousands except per share data)
	March 31, 2005		March 31, 2004	Change
Total Assets	522,270		489,745	6.64%
Net Loans	330,667		320,975	3.02%
Investments	144,494		130,141	11.03%
Total Deposits	435,010		383,724	13.37%
Noninterest-Bearing	112,135		81,108	38.25%
Interest-Bearing	322,875		302,616	6.69%
Stockholders' Equity	34,107		35,145	-2.95%

Allowance for Loan Losses	4,373		4,246	2.99%
Nonperforming Assets	2,414		917	163.25%
Common Shares Outstanding	5,694,604		5,682,604	0.21%

Loans as % Deposits	76.01%		83.65%
Allowance for Loan Losses as % Total Loans	1.31%		1.31%
Nonperforming Assets as % Total Loans and ORE	.72%		0.28%
	Three Months Ended
	March 31,		%
	2005	2004	Change
Interest Income	7,262	6,520	11.38%
Interest Expense	2,300	1,927	19.36%
Net Interest Income	4,962	4,593	8.03%
Provision for Loan Losses	264	464	-43.10%
Noninterest Income	1,007	1,060	-0.05%
Noninterest Expenses	3,873	3,218	20.35%
Income Before Taxes	1,832	1,971	-7.05%
Tax Expense	526	650	-19.08%
Net Income	1,306	1,321	-1.14%

Basic Earnings Per Share	0.23	.23	--
Diluted Earnings Per Share	0.23	.23	--
Dividend Per Share	0.10	.10	--

Weighted-Average Shares Outstanding - Basic	5,693,054	5,671,593	0.38%
Weighted-Average Shares Outstanding - Diluted	5,699,227	5,671,914	0.48%
	Three Months Ended
	March 31,		%
	2005	2004	Change
Average Net Loans	335,717	324,607	3.42%
Average Earning Assets	494,198	451,711	9.41%
Average Deposits	437,228	372,578	17.35%
Average Total Funds	480,111	436,074	10.10%
Average Equity	34,689	33,310	4.14%
Net Charge-offs (recoveries)	441	266	65.79%

Return on Average Assets	.98%	1.09%
Return on Average Equity	15.06%	15.86%
Net Interest Margin	4.02%	4.07%

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